Exhibit 99.1

SemiLEDs Reports Third Quarter Fiscal Year 2025

Financial Results

Hsinchu, Taiwan (July 11, 2025)— SemiLEDs Corporation (NASDAQ: LEDS), “SemiLEDs” or the “Company,” a developer and manufacturer of LED chips and LED components, today announced its financial results for the third quarter of fiscal year 2025, ended May 31, 2025.

Revenue for the third quarter of fiscal 2025 increased to $17.7 million, compared to $10.9 million in the second quarter of fiscal 2025. GAAP net income attributable to SemiLEDs stockholders for the third quarter of fiscal 2025 decreased to $223 thousand, or $0.03 per diluted share, compared to a net income of $388 thousand, or $0.05 per diluted share, in the second quarter of fiscal 2025.

GAAP gross margin for the third quarter of fiscal 2025 decreased to 5%, compared to 9% for the second quarter of fiscal 2025. Operating margin for the third quarter of fiscal 2025 was negative 0.4%, compared with 1% for the second quarter of fiscal 2025. The Company’s cash and cash equivalents were $2.4 million at both May 31, 2025 and at the end of the second quarter of fiscal 2025.

About SemiLEDs

SemiLEDs develops and manufactures LED chips and LED components for general lighting applications, including street lights and commercial, industrial, system and residential lighting, along with specialty industrial applications such as ultraviolet (UV) curing, medical/cosmetic, counterfeit detection, horticulture, architectural lighting and entertainment lighting. SemiLEDs sells blue, white, green and UV LED chips.

Forward Looking Statements

This press release contains statements that may constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including any statements about historical results that may suggest trends for SemiLEDs’ business; any statements of the plans, strategies and objectives of management for future operations; any statements of expectation or belief regarding recovery of the LED industry, market opportunities and other future events or technology developments; any statements regarding SemiLEDs’ position to capitalize on any market opportunities; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future SemiLEDs’ or industry performance based on management’s judgment, beliefs, current trends and market conditions and involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. SemiLEDs’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and other SemiLEDs filings with the SEC (which you may obtain for free at the SEC’s website at http://www.sec.gov) discuss some of the important risks and other factors that may affect SemiLEDs’ business, results of operations and financial condition. SemiLEDs undertakes no intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Christopher Lee
Chief Financial Officer
SemiLEDs Corporation
+886-37-586788
investor@semileds.com

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars)

	May 31,	February 28,
	2025	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,441	$2,384
Restricted cash and cash equivalents	84	76
Accounts receivable (including related parties), net	164	280
Inventories	11,933	13,531
Prepaid expenses and other current assets	3,099	1,973
Total current assets	17,721	18,244
Property, plant and equipment, net	2,933	2,598
Operating lease right of use assets	1,191	1,119
Intangible assets, net	94	89
Investments in unconsolidated entities	1,011	930
Other assets	230	206
TOTAL ASSETS	$23,180	$23,186
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current installments of long-term debt	$1,285	$1,242
Accounts payable	10,849	445
Accrued expenses and other current liabilities	4,183	15,063
Other payable to related parties	1,112	1,096
Operating lease liabilities, current	138	128
Total current liabilities	17,567	17,974
Long-term debt, excluding current installments	566	626
Operating lease liabilities, less current portion	1,053	991
Total liabilities	19,186	19,591
EQUITY:
SemiLEDs stockholders’ equity
Common stock	—	—
Additional paid-in capital	188,928	188,913
Accumulated other comprehensive income	3,683	3,522
Accumulated deficit	(188,617)	(188,840)
Total SemiLEDs stockholders' equity	3,994	3,595
TOTAL LIABILITIES AND EQUITY	$23,180	$23,186

SEMILEDS CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars and shares, except per share data)

	Three Months Ended
	May 31,	February 28,
	2025	2025
Revenues, net	$17,651	$10,872
Cost of revenues	16,712	9,869
Gross profit	939	1,003
Operating expenses:
Research and development	292	279
Selling, general and administrative	709	614
Total operating expenses	1,001	893
(Loss) income from operations	(62)	110
Other income (expenses):
Investment loss from unconsolidated entities	(9)	(10)
Interest expenses, net	(20)	(42)
Other income, net	266	265
Foreign currency transaction gain, net	48	65
Total other income, net	285	278
Income before income taxes	223	388
Income tax expense	—	—
Net income	$223	$388
Net income per share attributable to SemiLEDs stockholders:
Basic and diluted	$0.03	$0.05
Shares used in computing net income per share attributable to SemiLEDs stockholders:
Basic and diluted	7,232	7,222